Exhibit 4.3

THE RULES
OF
BORR DRILLING LIMITED's
SHARE OPTION SCHEME

(Approved by the board of directors on 15 March, 2017 and As Amended February 13, 2024)

1.     DEFINITIONS

1.1   In these Rules, the following words and expressions shall, when used in capitalised form, have the following meanings:

"Adoption Date" means the date on which the Scheme was approved by the Board;

"Auditors" means the auditors of the Company (acting as experts and not as arbitrators);

"Board" means the board of directors of the Company or the directors present at a duly convened meeting of the board of directors or of a duly constituted committee of the board of directors at which a quorum is present;

"Change of Control Event" means an event whereby another entity gains control over the Company (i) by imposing a merger or consolidation in which the Company is not the surviving company or (ii) by acquiring the majority of the Shares;

"Company" means Borr Drilling Limited, a limited company incorporated and registered in Bermuda;

"Company CSP" means the duly licensed holder of an unlimited license under the Corporate Service Provider Business Act 2012 engaged by the Company to provide corporate services to the Company in Bermuda from time to time.

"Date of Grant" means the date on which a number of Options are granted by the Board to an Eligible Person pursuant to Clause 2 hereof;

"Eligible Person" means an individual who is, or who becomes, contracted to work at least 20 hours per week in the service of one or more Participating Companies or a director of a Participating Company;

"Independent Expert" means either a firm of independent public accountants of recognised standing (who may be the Auditors) or an internationally recognised investment bank selected by the Board;

"Option" means a right (but not an obligation) to subscribe for one Share granted to an Eligible Person within the scope of the Scheme;

"Option Certificate" means a certificate issued by the Company to an Option Holder evidencing the title of the Option Holder to the number of Options granted to such Option Holder;

"Option Grant" means such number of Options as may be granted to an Eligible Person by the Board at any time;

"Option Holder" means an Eligible Person or a former Eligible Person who is the holder of Options which has neither been exercised nor lapsed and, where the context so permits, a person entitled to rights under any such Options in consequence of the death of the original Option Holder;

"Option Share" means the Share in respect of which an Option may be exercised;

"Participating Company" means the Company and any Subsidiary;

"Rules" means these rules as varied from time to time in accordance with Clause 8 hereof;

"Scheme" means the Company's share option scheme as approved by the Board from time to time;

"Share" means a fully paid ordinary share of par value US$0.10 in the capital of the Company;

"Share Capital" means the fully paid, issued share capital of the Company;

"Subscription Cost" means, in relation to the exercise of a number of Options, the product of the number of Option Shares in respect of which Options are exercised and the Subscription Price of such Option Shares;

"Subscription Price" means the price to be paid for each Option Share as the Board, from time to time, at its discretion, shall resolve shall apply to an Option when such Option is granted provided that such price shall be reduced by such amount of dividends or other capital distributions declared by the Company on a per Share basis in the period from the Date of Grant until the date the Option is exercised provided always that the Subscription Price cannot be lower than the par value of the Share;

"Subsidiary" means a company which, for the time being, is a subsidiary of the Company within the definition contained in Section 86 of the Companies Act 1981 of Bermuda;

"Vesting Date" means the date on which an Option becomes exercisable and is the date the Board, in its discretion, may prescribe from time to time when an Option is granted, provided that such date cannot be earlier than one day after the Date of Grant.

1.2    In these Rules:

a. words denoting the singular number shall include the plural number and words denoting the masculine gender shall include the feminine gender; and

b.
any reference herein to any enactment or statutory provision shall be construed as a reference to that Bermudian enactment or provision as from time to time amended extended or re-enacted.

 except in so far as the context otherwise requires.

2.        GRANT OF OPTION

2.1      At any time after the Adoption Date the Board may, in its absolute discretion, resolve to grant a number of Options to an Eligible Person on the terms and conditions set out in these Rules and in its resolution.

2.2      Immediately following the Date of Grant the Board shall notify the Eligible Person that he/she has received an Option Grant, the number of Options covered thereby and the specific terms thereof.

2.3      The notice given by the Board pursuant to Clause 2.2 shall be in such form, not inconsistent with these Rules, as the Board may determine and shall specify the number of Options granted, the terms applicable thereto other than as set out herein, the Date of Grant and the Subscription  Price.

2.4      Not later than two weeks following the Date of Grant, the Option Holder may, by a notice in writing, renounce his rights to any Options granted pursuant to Clause 2.1 in which event such Options shall be deemed for all purposes never to have been granted.

2.5      As soon as possible after the expiry of the two week notice period referred to in Clause 2.4, the Board shall issue an Option Certificate documenting the Options granted in such Option Grant in such form, not inconsistent with these Rules, as the Board may determine.

3.         LIMITATIONS

3.1      No Option shall be granted to any person unless he/she, at the Date of Grant, is an Eligible Person and further, no Share shall be issued upon the exercise of any Option unless the requirements of clause 3.2 have been satisfied.

3.2      Prior to the issuance of any Option of Share, the Company shall have given no less than 5 days prior written notice of the proposed issuance to the Company's CSP, and the Company's CSP shall have confirmed to the Company in writing that the Company's CSP has notified the Controller of Foreign Exchange of the issue of the Option or Share in accordance with the Exchange Control Regulations 1973.

4.        MAIN TERMS

4.1      No consideration shall be payable to the Company in exchange for an Option Grant.

4.2      Each Option shall entitle the Option Holder to subscribe for one Share at the Subscription Price on the date the Option is exercised.

4.3      An Option which has not lapsed may be exercised at any time provided the earliest of the following events has occurred:

a. the Vesting Date;

b. the death of the Option Holder;

c. a Change of Control Event.

4.4      An Option which has vested, shall lapse on the earliest of the following events:

a.
such date as the Board in its discretion may prescribe at the Date of Grant, provided that such date cannot be later than the fifth anniversary of the Date of Grant;
b. the first anniversary of the Option Holder’s death;

c. the first anniversary of the Option Holder’s retirement;

d. three months following the Option Holder ceasing to be an Eligible Person (other than by reason of his death or retirement); and

e. one month after the Option has become exercisable in accordance with Clause 7.1;

4.5      An Option which has not vested, shall lapse on the earliest of the following events:

a. the date of an Option Holder's death or retirement; and

b. the date an Option Holder ceases to be an Eligible Person (other than by reason of his death or retirement).

5.        EXERCISE OF OPTIONS

5.1      Exercise of an Option shall be effected by the Option Holder giving notice in writing to the Company specifying the number of Options (not being less than 500, and being a multiple of 100, except in the case of final exercise of all Options held by the Option Holder) which is being exercised on that occasion and accompanied by the relevant Option Certificate and otherwise in such form and manner as the Board, in its discretion, may prescribe from time to time, provided that such notice shall be deemed to have been exercised and to take effect on the date on which payment of the Subscription Cost is received by the Company.

5.2      Subject to any necessary consents under applicable laws, stock exchange regulations or enactments for the time being in force, compliance by the Option Holder with these Rules and receipt by the Company of the Subscription Cost, the Company shall, not later than thirty days after receipt of the notice referred to in Clause 5.1 above, allot and issue to the Option Holder the number of Shares specified in the notice. If the number of Options exercised is less than that specified in the relevant Option Certificate, then the Company shall issue a balance Option Certificate in respect of the remainder of such Options which are still capable of exercise.

5.3      Shares allotted as a consequence of an exercise of Options shall rank pari passu in all respects with the Shares for the time being in issue save as regards any rights attaching by reference to a record date prior to the date on which the Options are exercised.

5.4      The Company shall have the right to settle an exercise of an Option by delivering Shares already in issue (which are held in treasury) to the Option Holder. The Subscription Price shall, in such event, be paid as consideration for each such Option Share.

6.        ADJUSTMENTS TO OPTION RIGHTS

6.1     In the event of any capitalisation or rights issue, any sub-division, consolidation or a reduction of the Share Capital, the Board shall make appropriate adjustments with regard to:

a. the number of Shares the exercise of an Option shall result in;

b. the Subscription Price; or

c. the terms of any Option.

PROVIDED THAT:

d. any such adjustment has been confirmed in writing by an Independent Expert to be in their opinion, fair and reasonable; and

e. the Subscription Price is not being increased.

6.2      The Board shall give notice in writing to each Option Holder affected by any adjustment made pursuant to Clause 6.1 and may, at its discretion, deliver to him a revised Option Certificate in respect of his Options.

7.        WINDING-UP

7.1      If notice is given by the Board to the shareholders in the Company of a members’ resolution for the voluntary winding-up of the Company, notice of the same shall forthwith be given by the Board to the Option Holders.

Each of the Option Holders shall be entitled, within one month following such notice, to give notice in writing to the Company (such notice being accompanied by payment of the relevant Subscription Cost) that such Option Holder wishes to be treated as if all or any of his Options had been exercised immediately before the commencement of the winding-up procedure. In such event the Option Holder will be entitled to participate in the assets available in the winding-up on a pari passu basis with the shareholders in the Company as if he were a shareholder in relation to such number of Shares as he/she would have been entitled to had his/her Options been so exercised. Subject thereto all Options shall lapse on the commencement of the winding-up.

7.2      Option rights shall lapse immediately in the event of the Company being wound-up otherwise than in the event of a voluntary winding-up.

8.        VARIATION OF THE SCHEME

8.1      Subject to Clause 9.2 the Board may at any time alter or add to these Rules in any respect, provided that:

a.
the Board may not cancel an Option except where (i) the Option Holder has breached the provisions of Clause 9.5 or (ii) the Option Holder has previously agreed; and

b. (subject as herein provided) the Board may not modify the terms of an Option already granted otherwise than with the consent of the Option Holder.

8.2      The Board shall give notice in writing to each Option Holder of any alteration or addition to the Rules made pursuant to this Clause 8 and may, at its discretion, deliver to each Option Holder a revised Option Certificate in respect of his/her Options.

9.      GENERAL PROVISIONS

9.1      The Company shall maintain a Register of Option Holders which shall be kept at the registered office of the Company's CSP. The Register of Option Holders shall not form part of the Register of Shareholders. For each Option Holder, the Company shall record in the Register of Option Holders the name and address of such Option Holder, the Date of Grant of Options granted to such Option Holder, the date of exercise of Options by such Option Holder and the number of Options held by such Option Holder from time to time.I

9.2      The Company shall at all times keep available sufficient authorised but unissued Shares to satisfy the exercise in full of all Options for the time being capable of being exercised.

9.3      The Board may from time to time make and vary such regulations and establish such procedures for the administration and implementation of these Rules as it thinks fit. In the event of any dispute or disagreement as to the interpretation of these Rules or as to the question of rights arising from or related to the Scheme, the decision of the Board shall (except as regards any matter required to be determined by the Auditors hereunder) be final and binding upon all persons.

9.4      The cost of the administration and implementation of the Scheme shall be borne by the Company.

9.5      The rights and obligations of an Eligible Person under the terms on which the Eligible Person holds his office or employment with a Participating Company shall not be affected by his participation in the Scheme or by any right he may have to participate therein, and the Scheme shall afford an Eligible Person no rights to compensation or damages in connection with the termination of such office or employment for any reason whatsoever.

9.6      The rights and obligations of an Option Holder shall be personal to the Option Holder and no Option nor the benefit thereof may be transferred, assigned, charged or otherwise alienated save that nothing in this Clause shall prohibit the transmission of an Option or the benefit thereof by operation of law.

9.7     For so long as the Shares are listed on a stock exchange, the Company shall apply to the appropriate authorities of such stock exchange for all Shares subscribed for under the Scheme to be admitted for trading thereon on par with the other Shares.

9.8      Any notice or other document to be served by the Company on an Eligible Person or Option Holder may be served personally or by e-mail or by sending it through the post in a prepaid letter addressed to him at his address as last known to the Company.

Any notice or other document to be served on the Company under the Scheme may be served by an Eligible Person or Option Holder by leaving it at the registered office for the time being of the Company or by e-mail or by sending it through the post in a prepaid letter addressed to such registered office.

Where any notice or other document is served or sent by first class post it shall be deemed to have been received at the expiration of seven days (excluding Saturdays, Sundays or public holidays in Bermuda), after the time when cover containing the same was put in the post properly addressed and stamped. Any notice or document sent by e-mail shall be deemed to have been received at the time of transmission to the party to which it is addressed.

9.9      The Insider Trading Regulations of the Company are applicable to the Shares received as a consequence of the exercise of Options.

10.      TERMINATION OF THE SCHEME

10.1    The Scheme shall terminate on the date determined by the Board to be the date of termination of the Scheme.

10.2    Following termination of the Scheme pursuant to Clause 10.1 above, no further Options shall be granted but the subsisting rights and obligations of existing Option Holders will continue in force as if the Scheme had not terminated.